Exhibit 99.5

101 Larkspur Landing Suite 321 Larkspur, CA 94939

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 8-K of Akerna Corp., of our report dated April 16, 2023, except for Note 10 which is September 6, 2023 and Note 1, Digital Assets, Revenue and cost of revenue is December 8, 2023, with respect to our audits of Gryphon Digital Mining, Inc.’s, (the “Company”), consolidated financial statements as of December 31, 2022 and 2021 and for each of the years in the two-year period ending December 31, 2022. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern. We also consent to the incorporation by reference in Akerna Corp.’s Registrations Statements as follows:

1.	Registration Statements on Form S-3 (File Nos. 333-239783 and 333-256878); and

2.	Registration Statements on Form S-8 (File Nos. 333-242480 and 333-233480).

/s/ RBSM LLP
RBSM LLP

Larkspur, CA

February 8, 2024